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                                                                    EXHIBIT 12.1

                                   AVAYA INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
       FOR THE THREE MONTHS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000
         AND COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
          FOR THE THREE MONTHS ENDED DECEMBER 31, 2001 AND FISCAL 2001
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)

                                                                Actual                                    Pro Forma
                                               ----------------------------------------    ----------------------------------------
                                                  Three Months          Three Months         For the three         For the fiscal
                                                  months ended          months ended         months ended           year ended
                                                December 31, 2001     December 31,2000     December 31, 2001     September 30, 2001
                                               ------------------    ------------------    ------------------    ------------------
EARNINGS

Adjusted Income (Loss) Before Income Taxes     $           (30)      $            25      $           (30)      $          (571)
Interest Capitalized During the Period                       -                     2                    -                     5
Fixed Charges                                               27                    30                   27                   106
                                               ---------------       ---------------      ---------------       ---------------
Total Earnings Available                       $            (3)      $            53      $            (3)      $          (470)
                                               ---------------       ---------------      ---------------       ---------------

ADJUSTED INCOME (LOSS) BEFORE INCOME TAXES
Income (Loss) Before Income Taxes              $           (30)      $            25      $           (30)      $          (570)
Less: Undistributed Earnings of Less than 50%
       owned affiliates                                      -                     -                    -                    (1)
                                               ---------------       ---------------      ---------------       ---------------
Adjusted Income (Loss) Before Income Taxes     $           (30)      $            25      $           (30)      $          (571)
                                               ---------------       ---------------      ---------------       ---------------
FIXED CHARGES
Total Interest Expense Including Capitalized
Interest                                       $             8       $            12      $             8       $            41
Amortization of Debt Issuance Costs                          1                     -                    1                     -
Interest portion of Rental Expense (1)                      18                    18                   18                    65
                                               ---------------       ---------------      ---------------       ---------------
Total Fixed Charges                            $            27       $            30                   27                   106
                                               ===============       ===============

PRO FORMA FIXED CHARGE

Estimated increase in interest expense from
refinancing (2)                                                                                         6                    25
                                                                                          ---------------       ---------------
Total pro forma fixed charges                                                             $            33       $           131
                                                                                          ===============       ===============

RATIO OF EARNINGS TO FIXED CHARGES                         N/A (3)               1.8              N/A      (4)         N/A     (5)
                                               ===============       ===============      ===============       ===============

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(1) The percent of rental expense included in the computation of fixed charges represents a reasonable approximation of the interest factor.

(2) Adjustment includes a net increase in interest expense from refinancing our commercial paper with notes offered at an interestrate of 11.125% per year plus the amortization of discount and issuance costs on the notes.

(3) For the three months ended December 31, 2001, earnings are inadequate to cover fixed charges by $30 million.

(4) For the three months ended December 31, 2001, earnings are inadequate to cover pro forma fixed charges by $36 million.

(5) For the fiscal year ended September 30, 2001, earnings are inadequate to cover pro forma fixed charges by $601 million.